Exhibit 99.1

ROSETTA RESOURCES PROVIDES LITIGATION UPDATE

HOUSTON, Sept. 3, 2008 (GLOBE NEWSWIRE) -- Rosetta Resources Inc. ("Rosetta") (Nasdaq:ROSE), an independent oil and gas company, today provided an update of recent developments with respect to its litigation with Calpine.

On Wednesday, August 27, 2008, the Bankruptcy Court conducted a hearing on Rosetta's Motion to Disqualify PA Consulting Group, Inc. ("PA") as Expert Witness for Calpine Corporation ("Calpine"). The Bankruptcy Court denied the motion on the basis that an amendment to PA's contract to add a success fee at the same time PA's Todd Filsinger was retained as Calpine's interim chief operating officer is not directly and expressly tied to the hourly fee paid PA to serve as testifying expert. The Bankruptcy Court indicated the issues raised by Rosetta are relevant to the weight and credibility to be given this expert's testimony and should be re-raised through cross-examination at trial.

Additionally, on August 27, 2008, the Bankruptcy Court issued, with the consent of the parties, a mediation order directing Rosetta and Calpine to jointly agree upon a mediator within 14 days, or the Court will appoint one. The Bankruptcy Court also postponed, without substantive discussion, setting a date for Rosetta's filing of its previously announced motion for summary judgment attacking the legal deficiencies in Calpine's claims, and holding the required pre-filing conference.

On September 3, 2008, the Bankruptcy Court issued, with the consent of the parties, a joint scheduling order for the duration of the lawsuit. Under this schedule, the fact discovery phase of the case will conclude on December 31, 2008, and the expert discovery phase will be completed by March 6, 2009. It is anticipated the trial will be scheduled by the Bankruptcy Court shortly thereafter.

Randy Limbacher, President and CEO of Rosetta stated, "We welcome the agreed on dual-track schedule, which will enable us to proceed with non binding mediation at the same time that we complete discovery and prepare for summary judgment and an early 2009 trial. While Rosetta is disappointed that it did not receive a favorable ruling on its motion to disqualify PA, it is encouraged that the Court recognized the compelling nature of Rosetta's arguments with respect to PA's unusual success fee, qualifications and caliber of work included in the expert report submitted by PA. We will continue to fully protect Rosetta's and its shareholders' interests by vigorously defending against what Rosetta believes are frivolous claims by Calpine arising out of a transaction that Calpine's board and an extensive group of professionals thoroughly vetted, reviewed, and approved."

About Rosetta
Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com